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                                                                      Exhibit 21

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Subsidiaries of the Company                     State of Incorporation
---------------------------                     ----------------------
Royalty Granite Corporation                     Georgia
Rock of Ages International, Ltd.                U.S. Virgin Islands
Rock of Ages Canada Inc.                        Canada
Associated Memorials, Inc.                      Vermont
Kabushiki Kaisha Rock of Ages Asia              Japan
Southern Mausoleums, Inc.                       Georgia
Autumn Rose Quarry, Inc.                        Georgia
Caprice Blue Quarry, Inc.                       Georgia
Pennsylvania Granite Corporation                Pennsylvania
Carolina Quarries, Inc., a subsidiary           Georgia
  of Pennsylvania Granite Corporation
Pama Corporation                                Vermont
Rock of Ages Memorials LLC                      Delaware
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